Exhibit 10.17
[Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain information marked with“[***]” has been omitted as it is (i) not material and (ii) is customarily and actually treated as private or confidential by the registrant.]
Private & Confidential
Addressee only

Jeremy Peter Jackson
42 Ladbroke Square
London W11 3ND

19 August 2024

Dear Peter,

Confirmation of Ongoing Employment Terms

Following the primary US listing of Flutter Entertainment plc and the relocation of the Flutter Group’s operational headquarter to the US, this letter confirms certain modifications to your existing employment terms.

Capitalised terms not defined herein have the meanings given to them in the Employment Contract (as defined below).

Change of employer
Your employment agreement dated 8 May 2023, as amended herein (the Employment Contract), will remain with Betfair Limited (the Company) for the time being. However, with the set-up of the US operational headquarter, your employment will be transferred to a new Flutter Group entity in due course on the same terms and conditions of employment as set out in the Employment Contract (as amended by this letter). This transfer will be purely administrative in nature and you will receive a letter confirming this in due course.

Place of work
With effect from the date of this letter, your normal place of work will be Flutter Group’s London office, save that you agree to regular business travel including considerable time to be spent in the US. You agree that your place of work can be relocated by the Company, on reasonable notice, to the US if this location is reasonably considered to be more appropriate by the Company for the operation and discharge of your duties, subject to the Company or another Group entity paying your relocation costs in accordance with clause 5.2 of the Employment Contract.

The Company will organise and pay for US immigration advice and the filing of all necessary immigration applications to ensure that you are able to carry out the duties of your role and the increased US travel required, as well as to support any future move to the US in connection with your employment.

Flutter Entertainment plc is a public company limited by shares
Corporate Headquarters: 300 Park Avenue South, New York, NY 10010, United States
www.flutter.com
Directors: J. Bryant (Chair) (U.S.), P. Jackson (Chief Executive Officer) (U.K.), N. Cruickshank (U.K.), N. Dubuc (U.S.), A.F. Hurley (U.S.), H. Keller Koeppel (U.S.), C. Lennon, A. Rafiq (U.S.)
    Registered in Dublin, Ireland no. 16956
Registered Office: Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland

Based on the current expected travel pattern, it is not currently expected that you will incur US or UK taxes on the costs of travel, accommodation and subsistence while traveling on business in the US and reimbursements thereof. Should any such taxes arise, the Company will enter into an arrangement with you to ensure that you are in a tax neutral position with respect to those expenses only.

Compensation package
The Compensation and Human Resources Committee (the Committee) has reviewed your compensation package, and confirmed that the elements of your package will remain broadly the same, save as the following, which will become effective from 19 August 2024:

a)Your Total Salary, which consists of your base salary for your employment and your directorship fee, will be approved by the Committee from time to time in accordance with clause 2.1 of the Employment Contract. It is intended that the element of your Total Salary that comprises your directorship fee will be aligned to be equal to the directorship fee paid to non-employee directors of the Company from time to time (initially USD110,000). Should there be any future changes to your directorship fee, there will be a corresponding adjustment to your base salary (such that an increase in directorship fee will decrease your base salary and a decrease in directorship fee will increase your base salary). The Total Salary will be USD1,390,000 per annum, paid in 12 equal monthly instalments (less any amounts required to be deducted by law).

b)Your Total Salary (and all other compensation elements) will be set in USD, paid to you in GBP each month at the exchange rate available to the Company; your directorship fee will be paid through the Irish payroll and base salary through the UK payroll.

c)Your discretionary annual cash bonus opportunity and discretionary long-term incentive opportunity will be based off your Total Salary. For 2024, your discretionary annual cash bonus opportunity will be 190% of Total Salary at target and 285% of Total Salary at maximum, and your discretionary long-term incentive opportunity will consist of a grant of restricted share units with a grant date fair value equal to 200% of Total Salary and a grant of performance share units with a grant date fair value of 600% of Total Salary at target and 1,200% of Total Salary at maximum. For 2025, your annual cash bonus opportunity will increase to 200% at target and 400% at maximum.

d)Your discretionary long-term incentive opportunity for 2025 will be confirmed to you in due course.

e)When calculating your discretionary bonus entitlement for the year the actual Total Salary received in the year will be used, capturing any Total Salary movement during the year.

f)Your 2024 restricted share units will vest in three equal instalments over 3 years with 1/3rd vesting on each anniversary of the grant date.

g)Your 2024 performance share units will cliff vest 3 years from the grant date subject to the achievement of the associated performance targets which will be confirmed to you separately.

h)Your future equity awards will be structured as conditional awards in the form of restricted or performance share units, rather than nil-cost options.

i)Your in-flight equity awards will continue on their current terms, save that unvested nil-cost options will be converted to equivalent restricted share units and administered in line with the US Appendix of the plan rules they were granted under. Vested but unexercised awards will remain as nil-cost options on their current terms. In the US Appendix of the rules, Flutter Entertainment plc has discretion to amend your award agreements to ensure that the award qualifies for the exemption from, or complies with the requirements of, Section 409A (as defined below) or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A if compliance is not practical. The Company hereby confirms that based on its understanding currently no other changes to the rules or your award letters are anticipated.

j)Rather than joining the Group Personal Pension Plan, you previously decided to take the Company’s pension contribution as a cash allowance. You agree that the amount of cash in lieu will be reduced from 9% (previously reduced from the 15% in the Employment Contract) to 5% of your Total Salary.

k)Your shareholding requirement will increase from 500% to 600% of Total Salary.

US taxes
As a result of the time you are expected to spend in the US and your Irish Directorship, it is expected that you will be subject to Irish, US and UK employment taxes. You will continue to bear the cost of your own worldwide taxes including in the US, UK and Ireland, and the Company will not provide tax equalisation payments.

The Company will make applications to the relevant tax authorities and implement any applicable payroll arrangements which adjust your payroll withholding in a location, in compliance with the relevant tax laws, to limit the double taxation you are subject to through the payroll on any of your compensation package. This includes making an application to HMRC for the EP Appendix 5 Scheme and implementing the scheme through the UK payroll where receipt of approval to operate this scheme from HMRC is obtained. The Company will also undertake any payroll reporting requirements deemed applicable in relation to these arrangements, including the year end report required under the EP Appendix 5 scheme.

Should you suffer double taxation through the payroll on any aspect of your remuneration package, the Company will seek to provide reasonable assistance to help you minimise the cash flow impact for you while awaiting a repayment from the relevant tax authority, and will discuss this with you at the time if needed.

The Company will arrange and pay for reasonable personal tax return support and reasonable advice in respect of your US, UK and Irish tax returns in connection with your employment, to be provided by the Company’s tax advisors, including the preparation of all necessary tax returns. This includes in relation to previous tax years where your tax affairs are affected by the changes in this letter. You will be required to comply with the advisor’s reasonable tax return timetable when providing information required to finalise your tax returns. Accordingly, the Company agrees to provide you upon request made in good time with such information as the Group is required under the relevant tax laws to provide (and that is not otherwise available to you) in connection with your tax returns. You will be responsible for any tax, penalties or interest that may arise as a result of late or incorrect filings unless such late or incorrect filing was due to the Company or Group’s delay or default in providing you with any required information or tax advisor support, in which case the Company agrees that it shall indemnify you for any penalties or interest resulting from such delay or default.

The Company will assist with the relevant US social security registrations to maintain you in the UK social security regime to the extent possible.
Non-compete
The list of companies set out in Clause 20.2(b) of your Employment Contract will be replaced in its entirety as follows:

[***].
The Company may update this list from time to time prior to termination of your employment with the Group, acting always reasonably and in good faith. Any such updates will be notified to you.

Section 409A compliance
The intent of the parties is that the payments and benefits under your Employment Contract comply with or be exempt from Section 409A of the United States Internal Revenue Code of 1986, as amended (the Code) (Section 409A of the Code, and the regulations and guidance promulgated thereunder, Section 409A) and, accordingly, to the maximum extent permitted, your Employment Contract shall be amended as set out below and interpreted to be in compliance therewith. Except as otherwise permitted under Section 409A, no payment under the Employment Contract shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

Clause 17.4 is hereby deleted in its entirety and replaced with “The Payment in Lieu of Notice shall be paid in equal monthly instalments from the date on which the Executive’s employment terminates until the end of the Relevant Period.”

Clause 17.5 is hereby deleted in its entirety and replaced with “[RESERVED]”.

Notwithstanding anything in your Employment Contract to the contrary, any compensation or benefit payable under the Employment Contract that is considered nonqualified deferred compensation under Section 409A and is designated under the Employment Contract as payable upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A (a Separation from Service).

Notwithstanding anything in your Employment Contract to the contrary, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which you are entitled under your Employment Contract is required in order to avoid a prohibited distribution under Section 409A, such portion of your benefits shall not be provided to you prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of your Separation from Service with the Company or (B) the date of your death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to you (or your estate or beneficiaries), and any remaining payments due to you under your Employment Contract shall be paid as otherwise provided therein.

Notwithstanding anything to the contrary in Clause 5.2 or Clause 6 of your Employment Contract or the Company’s expense policy in force from time to time, to the extent that any reimbursements under your Employment Contract are subject to Section 409A, any such reimbursements payable to you shall be paid to you no later than December 31st of the year following the year in which the expense was incurred (provided that any reimbursement for taxes shall be paid to you no later than December 31 of the year following the year in which you remit the applicable taxes to the government), the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and your rights to reimbursement under your Employment Contract will not be subject to liquidation or exchange for another benefit.

Your right to receive any instalment payments under your Employment Contract, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.

Miscellaneous
Save as modified above, the terms of your Employment Contract remain in full force and effect.

This deed and all non-contractual or other obligations arising out of or in connection with it are governed by and shall be construed in accordance with English law and is subject to the exclusive jurisdiction of the English Courts.

Please do not hesitate to contact us if you have any questions regarding the content of this letter. Otherwise, please confirm your agreement to the terms of this letter by returning a signed copy of this letter at your earliest convenience.

We thank you for your continued commitment to the Flutter Group, and look forward to working with you through this exciting period.

IN WITNESS whereof this letter has been executed as a deed by the parties hereto and is intended to be and is hereby delivered on the date first above written.

Executed as a deed by Betfair Limited

/s/ Lisa Sewell Authorized Signatory	Signature of Director / Signatory
Lisa Sewell	Name of Director / Signatory
/s/ Fiona Glidea	Signature of Witness
Fiona Glidea	Name of Witness
Belfield Office Park, Beech Hill Road,	Address of Witness
Clonskeagh, Dublin 4, Ireland
Deputy Company Secretary and Head of Governance	Occupation of Witness

Signed as a deed by ) Jeremy Peter Jackson ) in the presence of )	/s/ Jeremy Peter Jackson

/s/ Ed Traynor	Signature of Witness
Ed Traynor	Name of Witness
Belfield Office Park, Beech Hill Road,	Address of Witness
Clonskeagh, Dublin 4, Ireland
Company Secretary	Occupation of Witness